Exhibit 3.13

FIFTH AMENDMENT TO LEASE

This Fifth Amendment to Lease (the “Amendment”) is made and entered into as of July 18, 2017, by and between HAYWARD POINT EDEN I LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and ARADIGM CORPORATION, a California corporation (“Tenant”).

R E C I T A L S :

A. Landlord, as successor in interest to Britannia Point Eden, LLC, and Tenant are parties to that certain Lease (the “Original Lease”), dated as of January 28, 1998, which has subsequently been amended by that certain First Amendment to Lease dated as of December 16, 1998, that certain Second Amendment to Lease dated as of December 31, 2003, that certain Third Amendment to Lease dated June 25, 2010 and that certain Fourth Amendment to Lease dated May 5, 2016 (the Original Lease, as so amended, is referred to herein as the “Lease”), pursuant to which Tenant currently leases approximately 19,044 square feet of space (the “Existing Premises”) comprising the building located at 3929 Point Eden Way, Hayward, California (the “Building”).

B. Tenant desires to extend the term of the Lease with respect to that certain 18,208 rentable square feet of space on the first (1st) floor of the Building as shown on Exhibit A attached hereto (the “Remaining Premises”), and to allow the lease to expire with respect to the remaining 836 rentable square feet of the Existing Premises also as shown on Exhibit A attached hereto (the “Give Back Space”), the lease of which Give Back Space shall terminate as set forth in the Lease and this Amendment.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Capitalized Terms. All capitalized terms when used herein shall have the same respective meanings as are given such terms in the Lease, unless expressly provided otherwise in this Amendment.

2. Lease Term.

2.1 Second Renewal Term. Landlord and Tenant acknowledge that the term of the Lease (the “Lease Term”) was scheduled to expire on March 31, 2017, but that such expiration did not occur and Tenant continues to occupy the Premises pursuant to the terms and conditions set forth in the Lease. Tenant shall continue to occupy the Give-Back Space until the Give-Back Date pursuant to the terms of the Lease. Notwithstanding any provision to the contrary contained in the Lease, the Lease Term shall be retroactively extended with respect to the Remaining Premises only and shall expire on March 31, 2023 (the “Second Renewal Expiration Date”), unless sooner terminated as provided in the Lease, as amended hereby. The period of time commencing retroactively on April 1, 2017 (the “Second Renewal Commencement Date”) and ending on the Second Renewal Expiration Date shall be referred to herein as the “Second Renewal Term”.

2.2 Tenant Termination Right. Subject to the terms and conditions of this Section 2.2 below and provided that (i) Tenant is not in default under the Lease beyond any applicable notice and cure period as of the date of Tenant’s delivery of the “Termination Notice,” as that term is defined below, and (ii) Tenant has provided Landlord with written notice (which notice may be included with the Termination Notice) that Tenant has failed to raise an additional $20,000,000.00 or more in new funding prior to the “Termination Notice Date” (as defined below) (the “Funding Condition”), then the Tenant originally named in this Amendment (the “Original Tenant”) shall have the one-time right (the “Tenant Termination Right”) to terminate the Lease in its entirety effective as of September 30, 2018 (the “Termination Date”), upon written notice to Landlord (the “Termination Notice”) delivered not earlier than twelve (12) months and not less than nine (9) months (the “Termination Notice Date”) prior to the Termination Date, irrevocably exercising the Tenant Termination Right. Time is of the essence with respect to the delivery of the Termination Notice. In no event shall Tenant be entitled to exercise the Tenant Termination Right if an event of material economic default by Tenant under the Lease remains uncured at the time of Landlord’s receipt of the Termination Notice (beyond the applicable notice and cure periods). Provided Tenant (a) properly exercises the Tenant Termination Right in accordance with the terms of this Section 2.2, and (b) maintains its eligibility to properly exercise such Tenant Termination Right, then, effective as of the Termination Date, the Lease shall automatically terminate and be of no further force or effect, and Landlord and Tenant shall be relieved of their respective obligations under the Lease, except those obligations set forth in the Lease with respect to the period of Tenant’s tenancy through the Termination Date or such obligations which specifically survive the expiration or earlier termination of the Lease, including, without limitation, the payment by Tenant of all amounts owed by Tenant under the Lease up to and including the Termination Date. The rights contained in this Section 2.2 shall be personal to the Original Tenant and may only be exercised by the Original Tenant (and not any assignee, or any sublessee or other transferee of the Original Tenant’s interest in the Lease). Notwithstanding anything set forth in the Lease to the contrary, if the Lease is terminated as a result of a Tenant default, then for purposes of determining Landlord’s damages pursuant to Section 1951.2 of the California Civil Code, Tenant’s right to terminate the Lease early shall not be taken into consideration.

2.3 Landlord Termination Right. Notwithstanding anything contrary set forth in the Lease, Landlord shall have the right (the “Landlord Termination Right”), in its sole and absolute discretion, to terminate the Lease (the “Landlord Termination Notice”) upon written notice to Tenant to be delivered not earlier than January 1, 2018 and not later than June 30, 2018, and which Landlord Termination Notice shall set forth the termination date of the Lease (the “Landlord Early Termination Date”), which Landlord Early Termination Date shall not be sooner than the date which is twelve (12) months following the date upon which Landlord delivers the Landlord Termination Notice. At any time prior to June 30, 2018 Landlord may agree to waive the Landlord Termination Right set forth in this Section 2.3 upon written notice to Tenant. To the extent Landlord exercises its right to terminate the Lease pursuant to the terms of this Section 2.3, then the Lease shall terminate effective as of the Landlord Early Termination Date with the same force and effect as if the Lease were scheduled to expire in accordance with its terms as of such Landlord Early Termination Date, subject to the provisions of the Lease which expressly survive the expiration or earlier termination of the Lease.

3. Give-Back Space.

3.1 Surrender of Give-Back Space. Landlord and Tenant hereby acknowledge and agree that, on or before April 24, 2017 (the “Give-Back Date”), notwithstanding any provision to the contrary contained in the Lease, Tenant quit and surrender and deliver exclusive possession to Landlord of the Give-Back Space in its existing, “as-is” condition in accordance with the terms of the Lease, provided that Landlord hereby waives any removal or restoration of improvements or alterations with respect to the Give-Back Space. Effective as of the Give-Back Date, Tenant’s lease of the Give-Back Space shall terminate and be of no further force or effect, and Landlord and Tenant shall be relieved of their respective obligations under the Lease with respect to the Give-Back Space, except those obligations under the Lease which relate to the term of Tenant’s lease of the Give-Back Space and/or which specifically survive the expiration or earlier termination of the Lease, including, without limitation, the payment of all amounts owed by Tenant with respect to the Give-Back Space up to and including the Give-Back Date. Based upon the foregoing, effective as of the date immediately following the Give-Back Date (the “Effective Date”), (i) the Give-Back Space shall no longer be a part of the Premises, and (ii) the “Premises” shall consist of only the Remaining Premises, and shall contain approximately 18,208 square feet of space. In the event Tenant does not timely vacate the Give-Back Space in accordance with the terms hereof, then, notwithstanding any contrary provision of the Lease, the terms and conditions of Section 2.6 of the Original Lease shall apply with respect thereto.

3.2 Representations and Warranties. Tenant represents and warrants to Landlord that, with respect to the Give-Back Space, (a) no subletting or assignment of all or any portion of its interest in the Lease with respect thereto, shall be in effect as of the Effective Date, (b) no other person, firm or entity has any right, title or interest in the Lease with respect to the Give-Back Space, (c) Tenant has the full right, legal power and actual authority to enter into this Amendment and to terminate Tenant’s lease of the Give-Back Space without the consent of any person, firm or entity, and (d) the individuals executing this Amendment on behalf of Tenant have the full right, legal power and actual authority to bind Tenant to the terms and conditions hereof. Tenant further represents and warrants to Landlord that, as of the date hereof, there are no, and as of the Effective Date, there shall be no, mechanic’s liens or other liens encumbering all or any portion of the Give-Back Space by virtue of any act or omission on the part of Tenant, its predecessors, contractors, agents, employees, successors, assigns or subtenants. The representations and warranties set forth in this Section 3.2 shall survive the termination of Tenant’s lease of the Give-Back Space and Tenant shall be liable to Landlord for any inaccuracy or any breach thereof.

4. Rent. Prior to the Second Renewal Commencement Date, Tenant shall continue to pay Minimum Rental and all other amounts with respect to the Existing Premises as provided in the Lease, and commencing on the Second Renewal Commencement Date and ending on the Give-Back Date, Tenant shall pay Minimum Rental for the Give-Back Space for the period in the amount set forth in the Lease for the last period of the Lease Term prior to the Second Renewal Commencement Date.

4.1 Minimum Rental. Commencing on the Second Renewal Commencement Date, and continuing through the Second Renewal Expiration Date, Tenant shall pay installments of minimum rental for the Remaining Premises as follows:

Period During Second Renewal Term	Annual Base Rent	Monthly Installment of Base Rent	Monthly Rental Rate per Square Foot
April 1, 2017 – March 31, 2018	$469,766.40	$39,147.20	$2.15
April 1, 2018 – March 31, 2019	$486,208.22	$40,517.35	$2.23
April 1, 2019 – March 31, 2020	$503,225.51	$41,935.46	$2.30
April 1, 2020 – March 31, 2021	$520,838.40	$43,403.20	$2.38
April 1, 2021 – March 31, 2022	$539,067.75	$44,922.31	$2.47
April 1, 2022 – March 31, 2023	$557,935.12	$46,494.59	$2.55

4.2 Additional Rent. Tenant shall continue to pay Tenant’s Operating Cost Share, and all other amounts due with respect to the Premises, in accordance with the terms of the Lease, provided that, effective as of the Second Renewal Commencement Date, Tenant’s Operating Cost Share shall be 25.13%.

5. Condition of Remaining Premises. Tenant acknowledges that Tenant has been and is in occupancy of the Premises. Tenant is fully aware of the condition of the Premises, and therefore, Tenant shall continue to accept the Remaining Premises in its presently existing, “as is” condition, and Landlord shall not be obligated to provide or pay for any improvements or alterations to the Remaining Premises, provided that if, and only if, (i) Tenant does not exercise the Tenant Termination Right set forth in Section 2.2 above and (ii) Landlord does not exercise the Landlord Termination Right set forth in Section 2.3 above, Tenant shall receive an improvement allowance pursuant to the terms hereof. Notwithstanding the foregoing, if the Lease is not terminated, Tenant shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) equal to $364,160.00 (i.e., $20.00 per rentable square feet of the Premises) for the costs relating to the design and construction of Tenant’s improvements, which will consist of cosmetic upgrades, including without limitation painting and replacing floor coverings, and/or construction of improvements which are permanently affixed to the Remaining Premises (the “Tenant Improvements”). The Tenant Improvement Allowance will be disbursed in accordance with Landlord’s standard disbursement procedures, including, without limitation, following Landlord’s receipt of (i) evidence (i.e., invoices or other documentation reasonably satisfactory to Landlord) of payment for the Tenant Improvements, and (ii) fully executed, unconditional lien releases from all contractors, subcontractors, laborers, materialmen, and suppliers used by Tenant in connection with the Tenant Improvements. The Tenant Improvements shall be constructed in accordance with the terms and conditions of the Lease. In no event shall Landlord be obligated to disburse any portion of the Tenant Improvement Allowance subsequent to December 31, 2018, nor shall Landlord be obligated to disburse any amount in excess of the Tenant Improvement Allowance in connection with the construction of the Tenant Improvements. No portion of the Tenant Improvement Allowance, if any, remaining after the construction of the Tenant Improvements shall be available for use by Tenant.

6. California Accessibility Disclosure. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges that the Common Areas, the Existing Premises, the Remaining Premises and the Give-Back Space have not undergone inspection by a Certified Access Specialist (CASp). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of the foregoing, Landlord and Tenant hereby agree as follows: (a) any CASp inspection requested by Tenant shall be conducted, at Tenant’s sole cost and expense, by a CASp approved in advance by Landlord, while any CASp inspection initiated by Landlord shall be conducted, at Landlord’s sole cost and expense, by a CASp designated by Landlord; and (b) Tenant, at its cost, is responsible for making any repairs within the Premises to correct violations of construction-related accessibility standards revealed by a Tenant-initiated CASp inspection; and, if anything done by or for Tenant in its use or occupancy of the Premises shall require repairs to the Building (outside the Premises) to correct violations of construction-related accessibility standards revealed by a Tenant-initiated CASp inspection, then Tenant shall, at Landlord’s option, either perform such repairs at Tenant’s sole cost and expense or reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such repairs. The terms of this Section 6 do not amend or reduce the obligations of Landlord and Tenant set forth in the Lease regarding compliance with applicable laws and repair and maintenance of the Premises and the Project, but apply solely to the obligations of Landlord and Tenant in connection with Tenant’s election to conduct a CASp inspection hereunder.

7. No Broker. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment, and that they know of no real estate broker or agent who is entitled to a commission in connection with this Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent. The terms of this Section 7 shall survive the expiration or earlier termination of the Lease.

8. Conflict; No Further Modification. In the event of any conflict between the Lease and this Amendment, the terms of this Amendment shall prevail. Except as specifically set forth in this Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

[Signatures on next page]

IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above-written.

LANDLORD:			TENANT:

HAYWARD POINT EDEN I LIMITED PARTNERSHIP,			ARADIGM CORPORATION,
a Delaware limited partnership			a California corporation

By:	HCP Estates USA Inc., a Delaware corporation, its General Partner		By:	/s/ Nancy E. Pecota
Nancy E. Pecota
	By:	/s/ Jonathan M. Bergschneider		Print Name
		Jonathan M. Bergschneider	Its:	CFO
Senior Managing Director
			By:	/s/ Igor Gonda
Igor Gonda
Print Name
			Its:	CFO

EXHIBIT A

GIVE BACK SPACE AND REMAINING PREMISES

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